EXHIBIT 12.1

February 10, 2025

Med-X, Inc.

8236 Remmet Avenue,

Canoga Park, CA 91304

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Med-X, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing of an offering statement on Form 1-A (the “Offering Statement”). The Offering Statement covers the contemplated sale of up to 2,500,000 shares of the Company’s common stock (the “Shares”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Articles of Incorporation of the Company, as amended;

2. Bylaws of the Company, as amended;

3. The Offering Statement; and

4. Written consent of the Board of Directors of the Company approving the offering of the Shares under the Offering Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

1

In rendering our opinion, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares being sold pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the offering circular. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

2